Exhibit 10.7
February 23, 2023
Arthur A. Levin, Ph.D.
c/o Avidity Biosciences, Inc.
10578 Science Center Drive, Suite 125
San Diego, CA 92121
Re:    Second Amended and Restated Employment Agreement
Dear Art:
    Avidity Biosciences, Inc. (the “Company”) and you entered into that certain Amended and Restated Employment Agreement, dated as of May 15, 2020 (the “Original Agreement”). The Company and you desire to amend and restate the Original Agreement on the terms and conditions set forth in this letter agreement (the “Agreement”), effective immediately, to set forth the terms of your continued employment with the Company.
1.Title; Term of Employment. Effective February 23, 2023, you will transition from your position as the Company’s Chief Scientific Officer to serve as the Company’s Distinguished Scientist and Strategic Leader. Concurrently with this transition, you will be appointed to the Board of Directors of the Company (the “Board”).
Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Any termination of your employment will not affect your service as a member of the Board, which will continue following such termination subject to Delaware law and the Company’s bylaws and charter.
2.Duties. In your position as Distinguished Scientist and Strategic Leader, you will be responsible for performing such duties as may be mutually agreed upon from time to time by you and the Company’s Chief Executive Officer, to whom you will report, including, without limitation, the responsibilities outlined on Exhibit A. The position is a part-time, exempt position. You will be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control.
Subject to the terms of the Confidentiality Agreement, as described below, nothing in this Agreement will preclude you from serving on third-party boards of directors and scientific advisory boards or similar appointments, or engaging in consulting and advisory services to third parties, and nothing in this Agreement is intended to limit your other business, educational or philanthropic activities, subject to compliance with the Confidentiality Agreement, and provided that such activities do not interfere with your duties to the Company, as determined in good faith by the Company’s Chief Executive Officer or the Board. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer.
3.Salary. You will be paid an annual base salary of $250,000, less applicable deductions and withholdings, to be paid each month in accordance with the Company’s payroll practices, as may be in effect from time to time. In the event your monthly time commitment is reduced in the future for any reason, the foregoing base salary amount shall be prorated accordingly to reflect the change in such commitment level, and any such adjustment shall not require your consent.

4.Benefits. You will continue to be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.
5.Equity Awards. You will remain eligible to receive options to purchase the Company’s common stock and other equity awards covering the Company’s common stock, subject to the approval of the Board and the terms and conditions of the Company’s 2020 Incentive Award Plan, as amended (the “Plan”) (or any successor plan) and an award agreement thereunder. In addition, your existing options to purchase the Company’s common stock will remain outstanding and continue to vest and become exercisable in accordance with their terms.
6.Discretionary Bonus. For 2023, you may be eligible to receive a discretionary annual bonus. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board (or duly authorized committee thereof) in its sole discretion, and shall be based upon such criteria to be determined by the Board (or duly authorized committee thereof). Any bonus shall be paid within thirty (30) days after the Board’s (or such committee’s) determination that a bonus shall be awarded. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.
7.Director Compensation. You acknowledge and agree that, during the term of your employment, you will not be entitled to any additional fees or other compensation for serving as a member of the Board, including any fees or equity grants in accordance with the Company’s policy for non-employee members of the Board. Following the termination of your employment under this Agreement, subject to your remaining as a member of the Board thereafter, you will be eligible to receive cash and equity compensation in accordance with the Company’s policy for non-employee members of the Board.
8.Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

9.Confidentiality Obligations.
(a)Confidentiality Obligations. In connection with your employment, you have signed and agreed to abide by the Company’s standard form of Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Exhibit B (the “Confidentiality Agreement”). In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that your employment does not create a conflict with any agreement between you and a third-party. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, nothing therein prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).
(b)Defend Trade Secrets Act Notice of Immunity Rights. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order.
10.Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, to the extent permitted by applicable law, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, or if inapplicable, the California Arbitration Act, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator in San Diego, California, chosen jointly by the parties, and will be conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/ or will be provided to you upon request without charge). If the parties cannot agree on an arbitrator, then JAMS shall appoint an arbitrator in accordance with JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were filed in Superior Court. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
11.Miscellaneous. This Agreement, including Exhibit A, is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral, including, without limitation, the Original Agreement. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and an authorized officer of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.
12.Indemnification. You will receive defense and be indemnified by the Company to the full extent of the provisions of the Company’s charter and bylaws and applicable California and Delaware law.
13.Withholding and other Deductions. All compensation payable to you hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
14.Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Chief Executive Officer at the email address provided by the Company for such person.
    If you have any questions about this Agreement, please do not hesitate to call me.
[SIGNATURE PAGE FOLLOWS]

Best regards,
AVIDITY BIOSCIENCES, INC.
/s/ Sarah Boyce
Sarah Boyce
President & Chief Executive Officer

Accepted and agreed:
/s/ Arthur A. Levin
Arthur A. Levin
Date:    February 23, 2023

[Signature Page to Levin A&R Employment Agreement]

EXHIBIT A
RESPONSIBILITIES
Advisor to CEO and Strategic Leadership Team
•Provides input on the field and scientific trends
•Influences corporate strategy
•Bolsters Avidity’s leadership position
Research Mentor
•Acts as a resource for research team and team members
•Mentors team members with career development and strategic thinking
Liaison to Key Corporate Partners and Investors
•Maintains Avidity’s presence and prestige in the field as company spokesperson
•Guides and influences BD activities related to science
•Supports and nurtures key alliances and collaborations

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